Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Amaze Holdings, Inc. (formerly known as Fresh Vine Wine, Inc.) on Form S-8 (No. 333-262906) and Form S-1 (No. 333-269082) of our report dated March 31, 2025 relating to the financial statements of Amaze Holdings, Inc. for the year ended December 31, 2024 appearing in this Annual Report on Form 10-K, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 31, 2025